EXHIBIT 1


     Robert Price is the President, Chief Executive Officer and Treasurer of the Corporation, one of the directors of the Corporation and a principal shareholder of the Corporation. Mr. Price's business address is c/o Price Communications Corporation, 45 Rockefeller Plaza, Suite 3200, New York, New York 10020. Mr. Price is a citizen of the United States.

     Kim I. Pressman is the Executive Vice President and
Secretary of the Corporation and one of the directors of the Corporation. Ms. Pressman's business address is c/o Price
Communications Corporation, 45 Rockefeller Plaza, Suite 3200, New
York, New York 10020.  Ms. Pressman is a citizen of the United
States.

     George H. Cadgene is a private investor and one of the directors of the Corporation. Mr. Cadgene's business address is c/o Price Communications Corporation, 45 Rockefeller Plaza, Suite 3200, New York, New York 10020. Mr. Cadgene is a citizen of the United States.

     Robert F. Ellsworth is President of Robert Ellsworth & Co., Inc., Washington, D.C., a private investment firm, and one of the directors of the Corporation. Mr. Ellsworth's business address is c/o Price Communications Corporation, 45 Rockefeller Plaza, Suite 3200, New York, New York 10020. Mr. Ellsworth is a citizen of the United States.